Exhibit 99.1

Cepton, Inc. Announces Closing of $100 Million Investment from Koito Manufacturing

SAN JOSE, CA, January 20, 2023 – Cepton, Inc. (“Cepton”) (Nasdaq: CPTN), a Silicon Valley innovator and leader in high performance lidar solutions, announced today the completion of its previously announced $100 million investment (the “Investment”) from its long-term automotive Tier 1 partner and current shareholder, Koito Manufacturing Co., Ltd. (“Koito”) (TSE: 7276) on January 19, 2023. The Investment, in the form of convertible preferred stock, was approved at a special meeting of Cepton stockholders on January 11, 2023, and is convertible, beginning on the first anniversary of the issue date, into shares of Cepton’s common stock at an initial conversion price of $2.585 per share.

“We’re happy to announce the closing of the preferred stock investment as we deepen our partnership with Koito,” said Dr. Jun Pei, Cepton’s Co-Founder and CEO. “We plan to deploy the additional capital to help fund our next stage of growth, continue series production execution, and expand our collaboration efforts towards winning additional automotive OEM programs.”

“We’re excited to have completed our third investment in Cepton, which solidifies our commitment to lidar and increasing automotive safety for drivers worldwide,” said Mr. Michiaki Kato, Koito’s President. “This is an important year for us as we work towards commercialization and scale manufacturing of our lidar products. We have a strong track record with Cepton as a partner and look forward to achieving our mutual goal of becoming the leader within lidar.”

Additional details regarding the close of the Investment will be included in a Form 8-K to be filed by Cepton with the Securities and Exchange Commission.

Advisors

ICR Capital LLC served as exclusive financial advisor to Cepton and O’Melveny & Myers LLP served as legal counsel to Cepton. SMBC Nikko served as exclusive financial advisor to Koito and Davis Polk & Wardwell LLP and Nishimura & Asahi served as legal counsel to Koito.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms and/or conditions or that are not statements of historical matters. Cepton cautions readers of this press release that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Cepton’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding the potential benefits of the Investment, including with respect to Cepton’s financial position and ability to execute on commercialization and mass market deployment goals. These forward-looking statements should not be relied upon as representing Cepton’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Cepton undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Cepton

Cepton is a Silicon Valley innovator of lidar-based solutions for automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. With its patented lidar technology, Cepton aims to take lidar mainstream and achieve a balanced approach to performance, cost and reliability, while enabling scalable and intelligent 3D perception solutions across industries.

Cepton has been awarded a significant ADAS lidar series production award with Koito on the General Motors business. Cepton is also engaged with all Top 10 global OEMs.

Founded in 2016 and led by industry veterans with decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, CA and has a center of excellence facility in Troy, MI to provide local support to automotive customers in the Metro Detroit area. Cepton also has a presence in Germany, Canada, Japan, India and China to serve a fast-growing global customer base. For more information, visit www.cepton.com and follow Cepton on Twitter and LinkedIn.

About Koito

Under the corporate message, “Lighting for Your Safety”, Koito Manufacturing Co., Ltd. (Koito) has been marking a history of leadership in automotive lighting since its establishment in 1915. Today, the Koito Group consists of 31 companies located in 13 countries worldwide and provides products and services to customers all over the world, through the global network led by five major regions (Japan, Americas, Europe, China, and Asia). Its products, recognized for its high quality and advanced technology, are widely used by automotive makers worldwide. The company is responding to the future transformation of mobility through the development of next-generation lighting technologies and related equipment, control systems, and environmentally friendly products, materials, and production methods. For more information, please visit www.koito.co.jp/english.

Contacts

Cepton, Inc. Contacts

Investors: InvestorRelations@cepton.com

Media: Faithy Li, media@cepton.com

Koito Manufacturing Contacts

Public Relations Department, kouhou@koito.co.jp